Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 33-44376) and S-8 (333-90307 and 333-108123) of Mercantile Bankshares Corporation of our report dated January 27, 2004 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10- K.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
March 9, 2004